Exhibit 10.3

ADDENDUM

THIS ADDENDUM (this “Addendum”) is made as of the 21st day of August, 2007 (the “Effective Date”), by and among ER Urgent Care Centers (hereinafter referred to the “Corporation”) and Paragon Trading Ltd. (“‘Paragon”), (collectively, the “Parties”).

WHEREAS, the Parties wish to append this Addendum to that certain Term Sheet between the parties, dated August 21, 2007 (the “Agreement”).

THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto and their respective heirs, executors, administrators, successors and assigns agree as follows:

1. It is hereby agree by the Parties, that the Agreement be modified to include the following:

FLOOR PRICE. The Company may, at its option, specify in each Put Notice a minimum Market Price (“Floor Price”). In the event that during a Valuation Period, the Bid Price on any Trading Day falls below the Floor Price (a “Low Bid Price”), the Company shall be under no obligation to sell and the Investor shall be under no obligation to purchase one tenth (1/10) of the Investment Amount specified in the Put Notice for each such Trading Day, and the Investment Amount shall accordingly be deemed reduced by such amount. In the event that during a Valuation Period there exists a Low Bid Price for any three (3) Trading Days - not necessarily consecutive – then, unless the Company confirms in writing by the close of business on the third such Trading Day of its desire to sell the full Investment Amount by waiving the Floor Price, the balance of each party’s obligation for the Investment Amount under such Put Notice shall terminate on such third Trading Day (“Termination Day”), and the Investment Amount shall be adjusted to include only one-tenth of the initial Investment Amount for each Trading Day during the Valuation Period prior to the Termination Day that the Bid Price equals or exceeds the Floor Price.

NO STRICT CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

COMMITMENT FEE: Upon Signing, the Issuer shall pay to the Purchaser a Commitment Fee of TWO MILLION SHARES of the Issuers restricted common stock based upon a $0.10 bid price ($200,000) of the issuer common stock on the Signing date. The shares shall have “Piggy-back” and demand registration rights.

2. The Parties agree and acknowledge that all terms and conditions of the Agreement not modified herein remain in full force and effect.

3. This Addendum may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

ER Urgent Care Centers	Paragon Trading Ltd.

Addendum to Term Sheet